Exhibit 10.3

RESTRICTED STOCK EQUIVALENT AWARD AGREEMENT

In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”), and «Name» (“Recipient”) hereby agree as follows:

ARTICLE I

COMPANY COVENANTS

Company hereby covenants:

1.	Award.

The Company, pursuant to its Energizer Holdings, Inc. Equity Incentive Plan (the “Plan”), grants to Recipient a Restricted Stock Equivalent Award (“Restricted Equivalents”) of «Shares» restricted common stock equivalents (“Total Restricted Equivalents”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions, and is granted on [                    ] (“Date of Grant”).

2.	Vesting; Payment.

Provided that such Restricted Equivalents have not been forfeited or earlier vested and settled pursuant to Section 5 below, one-fifth of the Restricted Equivalents will vest on each of the first five anniversaries of the Date of Grant subject to the provisions of this Award Agreement (each such date is hereinafter referred to as a “Vesting/Payment Date”).

Upon the Vesting/Payment Date, the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s $0.01 par value Common Stock (“Common Stock”) for each Restricted Equivalent that so vests. Such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after the Vesting/Payment Date, but in no event later than the last day of the calendar year in which such Vesting/Payment Date occurs, or, if later, the 15th day of the third month following the end of the month in which such Vesting/Payment Date occurs.

3.	Additional Cash Payment.

On the Vesting/Payment Date or accelerated vesting date described in Section 4 below on which each Restricted Equivalent vests, the Company shall pay the Recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any and less applicable withholding, that would have been paid to the Recipient between the Date of Grant and such Vesting/Payment Date had such vested share of Common Stock been issued to the recipient in lieu of the Restricted Equivalent that so vested as well as any cash dividends for which the record date has passed but the payment date has not yet occurred. Such amounts shall be paid in a single lump-sum as soon as practicable following such Vesting/Payment Date or, if applicable, the date shares are distributed pursuant to Section 4 below. No interest shall be included in the calculation of such additional cash payment.

4.	Acceleration.

Notwithstanding the provisions of Section 2 above, all Restricted Equivalents then outstanding will immediately vest, in the event of:

(a) the Recipient’s death;

(b) the Recipient’s Disability; or

(c) a Change of Control of the Company.

Notwithstanding the foregoing or the provisions of Section 2 above, a Pro-Rata Portion of Equivalents then outstanding will immediately vest, in the event of:

(d) the Recipient’s Qualifying Termination; or

(e) the Recipient’s voluntary termination of Employment that is not a Qualifying Termination Event (i) more than twelve (12) months after the Date of Grant, and (ii) the Recipient (a) is at least 55 years of age and (b) has ten (10) or more Years of Service as of the date of Termination of Employment (together, the “Age and Service Requirements”)

Upon vesting as described in Section 4(a) – (e), the Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s Common Stock for each Restricted Equivalent that so vests. All Equivalents that do not vest upon the occurrence of an event described in Section 4(d) and (e) above shall be forfeited upon the occurrence of such Termination of Employment.

For accelerated vesting that occurs as a result of an event described in Section 4(a) – (d), such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after, the date of the Recipient’s death, determination of Disability, or the date of the Change of Control, but in no event later than the last day of the calendar year in which the accelerated vesting date occurs, or, if later, the 15th day of the third month following the end of the month in which such accelerated payment date occurs.

For accelerated vesting that occurs as a result of an event described in Section 4(e) above, such shares of Common Stock shall be issued to the Recipient or his or her beneficiary, on the first business day of the seventh month following the date of such Termination of Employment.

Notwithstanding the foregoing, if the Recipient could, prior to any Vesting / Payment Date during the term of this Agreement, satisfy the Age and Service Requirements, for accelerated vesting that occurs as a result of an event described in Section 4(d) above, such shares of Common Stock shall be issued to the Recipient or his or her beneficiary, on the first business day of the seventh month following the date of such Termination of Employment.

5.	Forfeiture.

All rights in and to any and all Restricted Equivalents granted pursuant to this Award Agreement, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Restricted Equivalent, which have not vested by the Vesting/Payment Date, as described in Section 2 above, or as described in Section 4 above, shall be forfeited. In addition, all rights in and to any and all Restricted Equivalents granted pursuant to this Award Agreement which have not vested in accordance with the terms hereof, and to any shares of Common Stock that would be issued to the Recipient in connection with the vesting of such Restricted Equivalent, shall be forfeited upon:

(a)	a Termination of Employment other than as described in Section 4(d) and (e) above; or

(b)	a determination by the Committee that the Recipient engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of Article II of this Agreement.

6.	Shareholder Rights; Adjustment of Equivalents.

Recipient shall not be entitled, prior to the issuance of shares of Common Stock in connection with the vesting of a Restricted Equivalent, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Restricted Equivalents credited to Recipient shall be adjusted in accordance with the provisions of Section VI(F) of the Plan.

7.	Other.

The Company reserves the right, as determined by the Nominating and Executive Compensation Committee of the Board of Directors of the Company (the “Committee”), to convert the Restricted Equivalents granted pursuant to this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder. Notwithstanding the foregoing, the Company shall not so convert such Restricted Equivalents to the extent such conversion could result in the imposition of negative tax consequences for the Recipient under Code Section 409A. Shares of Common Stock shall be withheld in satisfaction of federal, state, and local or other international withholding tax obligations arising upon the vesting of Equivalents. Shares of Common Stock tendered as payment of required withholding shall be valued at the Fair Market Value of the Company’s Common Stock on the date such withholding obligation arises.

8.	Code Section 409A.

It is intended that this Award Agreement be exempt from or comply with the requirements of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding anything herein to the contrary, in the event that the Recipient is a “specified employee” of the Company within the meaning of Code Section 409A, any Shares of Common Stock or other amounts payable hereunder on account of the Recipient’s Termination of Employment that constitute “deferred compensation” within the meaning of Code Section 409A shall be paid on the first business day of the seventh month following such Termination of Employment, but only to the extent required to avoid adverse tax consequence to the Recipient under Code Section 409A.

9.	Definitions.

Except as otherwise provided below, all defined terms in this Award Agreement shall have the same meaning as such defined term has in the Plan:

Cause shall mean (i) the failure of a Recipient to make a good faith effort to substantially perform his or her duties (other than any such failure due to the Recipient’s Disability) or Recipient’s insubordination with respect to a specific directive of the Recipient’s supervisor or officer to which the Recipient reports directly or indirectly (or the Board if the Recipient reports to the Board); (ii) Recipient’s dishonesty, negligence in the performance of his or her duties hereunder or engaging in willful misconduct, which in the case of any such negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Company or its subsidiaries; (iii) breach by the Recipient of any material provision of any written agreement with the Company or its subsidiaries or material violation of any Company or its subsidiary policy applicable to the Recipient; or (iv) Recipient’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud. If, subsequent to Recipient’s termination of employment hereunder for other than Cause, it is determined in good faith by the Company that Recipient’s employment could have been terminated for Cause hereunder, Recipient’s employment shall, at the election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

Disability shall mean the Recipient is unable to perform the required duties in relation to their current occupation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided that such disability results in the Recipient being considered “disabled” for purposes of Code Section 409A.

Good Reason shall mean the occurrence of any of the following circumstances:

(i)	a material diminution of Recipient’s base compensation or bonus opportunity;

(ii)	a material diminution of Recipient’s authority, duties, or responsibilities; or

(iii)	a change in the principal place of Recipient’s employment to a location more than fifty (50) miles distant from the Recipient’s then current principal place of employment.

Notwithstanding the foregoing, Good Reason will not be deemed to exist unless (i) the Recipient notifies the Company of the existence of the condition giving rise to such Good Reason within 90 days of the initial existence of such condition, (ii) the Company does not cure such condition within 30 days of such notice, and (iii) the Recipient experiences a voluntary Termination of Employment within 120 days of the initial occurrence of such condition.

Pro-Rata Portion of Equivalents shall mean a the number of Restricted Equivalents subject to this Award Agreement multiplied by a fraction, the numerator of which is the number of months in the period which begins on the Date of Grant and ends on the date of the Recipient’s Termination of Employment, and the denominator of which is the number of months from the Date of Grant to the final Vesting/Payment Date. In no event will the Pro-Rata Portion of Equivalents include any Restricted Equivalents that have vested upon a Vesting/Payment Date that occurred prior to the Recipient’s Termination of Employment, and any such awards that have so vested upon a prior Vesting/Payment Date shall be subtracted from the Restricted Equivalents that would, absent the occurrence of prior such Vesting/Payment Date, have been included in the Pro-Rata Portion of Equivalents.

Qualifying Termination Event shall mean an involuntary Termination of Employment without Cause or voluntary Termination of Employment by Recipient for Good Reason.

Termination of Employment shall mean a “separation from service” with the Company and its affiliates within the meaning of Code Section 409A.

Years of Service shall mean the number of years of service the Recipient is credited with for vesting purposes under any U.S. qualified plan maintained by the Company, regardless of whether the Recipient is a participant in such plan.

ARTICLE II

RECIPIENT COVENANTS

Recipient hereby covenants:

1.	Confidential Information.

By executing this Award Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act of mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.

2.	Non-Competition.

By executing this Award Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the two (2) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.

3.	Non-Solicitation.

During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (a) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (b) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer. I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.

4.	Non-Disparagement.

I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Award Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

5.	Reasonableness.

In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6.	Equitable Relief.

(a)	I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Award Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Award Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Award Agreement, and I have had full opportunity, prior to agreeing to accept this Award Agreement, to review thoroughly its terms and provisions with my counsel.

(b)	I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)	I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in a manner permitted by law.

7.	Waiver; Survival of Provisions.

The failure by the Company to enforce at any time any of the provisions of this Article II or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Award Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Award Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter. On April 30, 2014, the Company announced that it intends to pursue a plan to separate the Company’s Household Products and Personal Care divisions into two independent, publically traded companies (the “Separation”). For purposes of this Article II, the term Company shall be deemed to include Energizer Holdings, Inc., its affiliates, and either of the two independent, publicly traded companies that result from the Separation for whom I provide services following the Separation.

ARTICLE III

OTHER AGREEMENTS

1.	Governing Law.

All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

2.	Notices.

Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

3.	Entire Agreement.

This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Award Agreement shall be effective unless in writing and signed by all parties hereto; provided that, no consent by the Recipient is required to the extent the Company desires to accelerate payment under this Award Agreement in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4). This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

4.	Waiver.

No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

5.	Counterparts; Effect of Recipient’s Signature.

This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement consisting of nine (9) pages and knowingly and voluntarily accepts all of its terms and conditions.

6.	Effective Date.

This Award Agreement shall be deemed to be effective as of the date executed below by the Company.

IN WITNESS WHEREOF, the Company duly executed this Award Agreement as of             , 2015 and Recipient duly executed it as of             , 2015.

ACKNOWLEDGED AND ACCEPTED:	ENERGIZER HOLDINGS, INC.

By:
Recipient		Alan Hoskins
President & Chief Executive Officer